[DESCRIPTION]  SUBSIDIARIES OF THE COMPANY


                                   EXHIBIT 21.1

                            SUBSIDIARIES OF THE COMPANY



     Name of Subsidiary                       State of
                                              Incorporation

     Alternate Postal Direct, Inc.             Michigan

     Newspaper Marketing Solutions, Inc.       Michigan

     National Home Delivery, Inc.              Illinois